AMENDMENT TO ASSET PURCHASE AGREEMENT

dated as of

April 29, 2022

by and between

HOLLISTER & BLACKSMITH, INC. doing business as AMERICAN CANNABIS COMPANY. a wholly owned subsidiary of AMERICAN CANNABIS COMPANY, INC.

and

MEDIHEMP, LLC, and Its Wholly Owned Subsidiary, SLAM ENTERPRISES, LLC, and MEDICAL CANNABIS CAREGIVERS, INC., collectively doing business as NATURALEAF

This Amendment to Asset Purchase Agreement **("Amendment")** is entered into on April 29, 2022 by and between Hollister & Blacksmith, Inc., a Colorado corporation, doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company, Inc., a Delaware corporation (collectively referred to as the "Buyer"), and Medihemp, LLC, a Colorado limited liability company ("Medihemp"), and its wholly owned subsidiary, SLAM Enterprises, LLC, a Colorado limited liability company ("SLAM"), and Medical Cannabis Caregivers, Inc., a Colorado corporation, ("Medical Cannabis") all collectively doing business as "Naturaleaf." Medihemp, SLAM and Medical Cannabis may be collectively referred to hereafter as the "Seller." Seller and Buyer may be collectively referred to as the "Parties."

RECITALS

WHEREAS, On March 11, 2021, the Parties entered into an Asset Purchase Agreement **("Exhibit A",** attached hereto and incorporated herein by reference) whereby the Buyer purchased from Seller all of Seller's right, title, and interest in and to the properties, rights, and assets related to Seller's Business, including, but not limited to:

- all Contracts associated with the Business (the "Assumed Contracts");
- all SLAM, Medical Cannabis and Medihemp Medical Marijuana Center licenses; Medical Cannabis' Medical Marijuana Infused Product Manufacturer license, and Medical Marijuana Optional Premises Cultivation license issued by the Colorado Marijuana Enforcement Division ("MED") and the corresponding City of Colorado Springs ("City") licenses (the "Licenses");
- all Seller fixed assets, including fixtures and equipment associated with the Business;
- all Seller leases associated with the Business that are assumable with landlord authorization;
- all Customer Accounts associated with the Business; including, without limitation, the Customer Accounts (the "Assumed Customer Accounts");
- all of Seller's claims, demands, deposits (including damage deposits for leases, utilities and any third parties that Seller paid), refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment relating to the foregoing, arising on or after the Closing Date;
- all general, financial and personnel records, ledgers, sales invoices, accounts receivable records, files, books and documents, correspondence and other files and records, including customer lists and sales records, of Seller relating to the Business;
- all prepaid charges, expenses, sums, and fees of Seller;
- all trade names, logos, common law trademarks, trade dress, registered trademarks and service marks of the Business and all other Intellectual Property used in the Business;
- all goodwill of the Business owned by Seller; and
- all other properties, assets and rights, tangible, or intangible, owned or held by Seller as of the Closing Date that are used in the operation of the Business, and which are not otherwise Excluded Assets.

WHEREAS, as consideration for Buyer's purchase of the Acquired Business, Assets and the Assumed Liabilities, Buyer agreed to pay an aggregate purchase price of two million, two hundred thousand US dollars ($2,200,000) in cash and three million (3,000,000) shares of Buyer's common stock (the "Purchase Price").

WHEREAS, the Parties agreed to the following payment terms for the Purchase Price:

1. Buyer paid Seller an initial non-refundable payment of twenty-thousand US dollars ($20,000) that was deposited into Seller's bank account and credited against the Purchase Price; and,
2. Within thirty (30) days of execution of the Asset Purchase Agreement, the Parties submitted Change of Ownership applications for the cannabis licenses with the MED and

the City of Colorado Springs, CO (together "Licensing Authorities"). After the Parties received Contingent Approval Letters of the Change of Ownership applications from the Licensing Authorities, Buyer agreed to pay Seller one million, eighty thousand US dollars ($1,080,000) and issued to Seller, or Seller's designees, three million (3,000,000) shares of American Cannabis Company, Inc. restricted common stock (OTCQB: "AMMJ"); and,

3. The balance of one million, one hundred thousand US dollars ($1,100,000) was agreed to be paid pursuant to a promissory note **("Promissory Note" - "Exhibit B")** executed by Buyer to Seller upon the issuance of the Contingent Approval Letters. The maturity date of the Promissory Note was 365 days from the closing date (i.e., April 30, 2022). The Promissory Note included 10% simple interest accruing annually.
4. On April 30, 2021, the Licensing Authorities issued the Contingent Approval Letters and the transaction closed with Buyer paid Seller $1,080,000 and issued Seller 3,000,000 shares of American Cannabis Company, Inc. restricted common stock.

WHEREAS, the Parties met and conferred concerning the balance due under the Promissory Note, which as of the date hereof consists of principal of $1,100,000 and interest of $110,000 due on April 30, 2022. The Parties hereby agree to amend the Asset Purchase Agreement and the Promissory Note based on the terms and conditions in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

I

INCORPORATION OF RECITALS

1.01 The Recital clauses, including all exhibits, are incorporated herein by reference as material parts of this Amendment. The Parties waive any rule of contractual construction preventing a court of competent jurisdiction from referring to the Recitals in order to construe and enforce this Amendment.

II

AMENDMENT OF ASSET PURCHASE AGREEMENT

2.01 The Asset Purchase Agreement is amended as follows:

A. The second paragraph of Section 2.3, consisting of:

   a. "The balance of one million, one hundred thousand US dollars ($1,100,000) due and payable shall be paid pursuant to a promissory note executed by Buyer to Seller upon the Contingent Approval Letter, in a form substantially similar to Exhibit 2.3(a) (the "Promissory Note"). The Promissory Note shall be guaranteed by American Cannabis Company, Inc, in a form substantially similar to Exhibit 2.3 (b). The maturity date of the Promissory Note shall be 365 days from the Closing

Date. The Promissory Note shall include 10% simple interest accruing annually. The Promissory Note shall not be subject to a pre-payment penalty. The Promissory note shall be secured with the Acquired Assets (including any assets purchased to replace Acquired Assets) and the Licenses through a duly executed security agreement in a form substantially similar to Exhibit 2.3 (b). Seller shall cooperate with Buyer in filing a UCC filing for the purchased assets if Buyer elects to file."

b. Is deleted, and replaced with:

c. "On April 30, 2022, Buyer shall pay to Seller principal of five hundred and fifty thousand dollars ($550,000) and accumulated interest of one hundred and ten thousand dollars ($110,000). The remaining principal balance due of five hundred and fifty thousand dollars ($550,000) and 12% accumulated interest accruing annually, shall be paid pursuant to a Promissory Note with a maturity date of April 29, 2023. There is no prepayment penalty. The Promissory note shall be secured with the Acquired Assets (including any assets purchased to replace Acquired Assets) and the Licenses through a duly executed security agreement in a form substantially similar to Exhibit 2.3 (b). Seller shall cooperate with Buyer in filing a UCC filing for the purchased assets if Buyer elects to file."

III

AMENDMENT OF THE PROMISSORY NOTE

3.01 The Promissory Note dated March 11, 2021 **(Exhibit B)** and included as Schedule 2.3(a) to the Asset Purchase Agreement, is deleted in its entirety, and replaced with the attached Promissory Note dated April 29, 2022 (**Exhibit C**).

IV

NO OTHER AMENDMENT

4.01 The Parties reaffirm the remainder of the Asset Purchase Agreement, including all unmodified, amended or superseded parts thereof including all exhibits and schedules as being in full force and effect.

V

MISCELLANEOUS

5.01 Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party's execution of this Agreement is not in violation of any by-law, covenants, and/or other restrictions placed upon them by their respective entities.

5.02 Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.03 Entire Agreement. This Amendment constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written, or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

5.04 Permissible Disclosures. As may be required to the Parties attorneys, accountants, affiliates or to the Securities and Exchange Commission.

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date(s) set forth below.

April 29, 2022

BUYER:

HOLLISTER & BLACKSMITH, INC., *dba* AMERICAN CANNABIS COMPANY, a wholly-owned subsidiary of AMERICAN CANNABIS COMPANY, INC.

DocuSigned by:
By: Ellis Smith
FC8CD31B3E84425...
Name: Ellis Smith
Title: Principal Executive Officer

SELLER:

MEDIHEMP, LLC
SLAM ENTERPRISES, LLC
MEDICAL CANNABIS CAREGIVERS, INC.

DocuSigned by:
By: Scott Saunders
03706BAA258B4D5...
Name: Scott Saunders
Title: Director

EX-10.1 2 f2sammj8k031121ex10_1.htm

ASSET PURCHASE AGREEMENT

dated as of

March 11, 2021

by and between

HOLLISTER & BLACKSMITH, INC. doing business as AMERICAN CANNABIS COMPANY. a wholly owned subsidiary of AMERICAN CANNABIS COMPANY, INC.

and

MEDIHEMP, LLC, and Its Wholly Owned Subsidiary, SLAM ENTERPRISES, LLC, and MEDICAL CANNABIS CAREGIVERS, INC., collectively doing business as NATURALEAF

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is dated as of March 11, 2021 (the "Effective Date"), by and among Hollister & Blacksmith, Inc., a Colorado corporation, doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company, Inc., a Delaware corporation (collectively referred to as the "Buyer"), and Medihemp, LLC, a Colorado limited liability company ("Medihemp"), and its wholly owned subsidiary, SLAM Enterprises, LLC, a Colorado limited liability company ("SLAM"), and Medical Cannabis Caregivers, Inc., a Colorado corporation, ("Medical Cannabis") all collectively doing business as "Naturaleaf." Medihemp, SLAM and Medical Cannabis may be collectively referred to hereafter as the "Seller." Seller and Buyer may be collectively referred to as the "Parties." Capitalized terms used herein without definition are defined in Article 9.

RECITALS

WHEREAS, Medihemp, and SLAM respectively owns fixed assets and operates two retail Medical Marijuana Centers located at 1004 S. Tejon Street, Colorado Springs, CO 80903, and 2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909.

WHEREAS, Medical Cannabis owns fixed assets and operates a retail Medical Marijuana Center located at 5875 Lehman Drive, Ste. 100, Colorado Springs, CO 80918.

WHEREAS, Medical Cannabis also owns and operates a Medical Marijuana Optional Premises Cultivation license, and a Medical Marijuana Infused Product Manufacturer license, along with fixed assets all located at 2611 Durango Drive, Colorado Springs, CO 80910.

WHEREAS, Medihemp, SLAM, and Medical Cannabis' fixed assets, associated intellectual property, and respective Medical Marijuana Center licenses, Medical Marijuana Infused Product Manufacturer license and Medical Marijuana Optional Premises Cultivation license are hereafter referred to as Seller's "Business."

WHEREAS, the Parties desire that Seller sell, transfer, assign, convey and deliver to Buyer the assets, properties and liabilities of Seller's Business, and that Buyer purchase, acquire, assume and accept the same, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title, and interest in and to the properties, rights, and assets related to Seller's Business (excluding the Excluded Assets), as and to the extent existing on the Closing Date (such properties, rights and assets are hereinafter collectively referred to as the "Acquired Assets"), free and clear of all Liens other than Permitted Liens, including:

- all Contracts associated with the Business, including, without limitation, the Contracts set forth on Schedule 1.1(a) (the "Assumed Contracts");
- all SLAM, Medical Cannabis and Medihemp Medical Marijuana Center licenses; Medical Cannabis' Medical Marijuana Infused Product Manufacturer license, and Medical Marijuana Optional Premises Cultivation license issued by the Colorado Marijuana Enforcement Division ("MED") and the corresponding City of Colorado Springs ("City") licenses set forth in Schedule 1.1(b) (the "Licenses");

· all Seller fixed assets, including fixtures and equipment associated with the Business;

· all Seller leases associated with the Business that are assignable with landlord authorization;

· all Customer Accounts associated with the Business; including, without limitation, the Customer Accounts set forth on Schedule 1.1(c) (the "Assumed Customer Accounts");

· all of Seller's claims, demands, deposits (excluding damage deposits for leases, utilities and any third parties that Seller paid), refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment relating to the foregoing, arising on or after the Closing Date;

· all general, financial and personnel records, ledgers, sales invoices, accounts receivable records, files, books and documents, correspondence and other files and records, including customer lists and sales records, of Seller relating to the Business;

· all prepaid charges, expenses, sums and fees of Seller;

· all trade names, logos, common law trademarks, trade dress, registered trademarks and service marks of the Business and all other Intellectual Property used in the Business as set forth on Schedule 1.1(d);

· all goodwill of the Business owned by Seller; and

· all other properties, assets and rights, tangible or intangible, owned or held by Seller as of the Closing Date that are used in the operation of the Business, and which are not otherwise Excluded Assets.

1.2 Excluded Assets. Buyer is not acquiring, and Seller shall retain after the Closing, the following assets, rights, and properties not specifically included in the Acquired Assets (collectively, the "Excluded Assets"). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the Excluded Assets shall include:

· the Contracts to which Seller is a party that are not Assumed Contracts set forth on Schedule 1.2(a) (collectively, the "Excluded Contracts");

· all amounts due to Seller from customers related to services provided by Seller up to the Closing Date;

· the documents relating to the Medihemp, SLAM and Medical Cannabis' respective organization, maintenance and existence;

· all Tax records of Seller; provided, however, that Seller shall provide Buyer with copies of such records that relate to any of the Acquired Assets or Assumed Liabilities;

· all Seller cash, accounts receivable and cash equivalents as of the Closing Date;

· damage deposits on real estate, and any deposits to utilities or third parties that Seller paid prior to Closing.

1.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and thereafter pay, perform and discharge as and when due only the following Liabilities (and specifically excluding the Excluded Liabilities) of Seller (the "Assumed Liabilities"):

· all Liabilities incurred by Buyer under the Assumed Contracts and Assumed Customer Accounts, in each case excluding any such Liabilities to the extent arising from any occurrence or breach, default, misconduct, negligence or other form of noncompliance by Seller thereunder prior to the Closing Date; and,

· all Liabilities for or in respect of Taxes in respect of the Acquired Assets arising after the Closing Date with respect to periods after the Closing Date.

1.4 Liabilities Not Assumed. Buyer shall not assume or otherwise be responsible for any of the Excluded Liabilities. The Excluded Liabilities shall be retained by and shall remain the sole responsibility of Medical Cannabis, SLAM and Medihemp respectively, and Seller shall pay, perform and discharge the Excluded Liabilities as and when due. "Excluded Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including:

- any Liability relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);
- any Liability under the Assumed Contracts to the extent arising from any indemnification obligation, breach, default, misconduct, negligence or other form of noncompliance by Seller thereunder prior to the Closing Date;
- any Liability arising from any Contract of Seller (other than the Assumed Contracts after the Closing Date subject to the limitations set forth herein), including the Excluded Contracts;
- any Liability related to any Claim based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Seller or any of its Affiliates (or any of their respective predecessors-in-interest) prior to the Closing Date, or the ownership, possession, use, operation, sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);
- any Liability with respect to any Employee Plan or any Employee Benefit Arrangement of Seller (including under any employment, severance, deferred compensation, retention or termination agreement with any employee of Seller or relating to employee payroll, vacation, sick leave, workers compensation or unemployment benefits accrued through the Closing Date or thereafter;
- any Liability arising out of or relating to any employment-related claim or grievance of any current or former employee of Seller arising out of or relating to events occurring prior to the Closing Date;
- any Liability of Seller to any stockholder or other equity holder or former stockholder or other former equity holder of Seller;
- any Liability of Seller for Taxes;
- any Liability arising from any failure by Seller to comply with any applicable Law or Order;
- any Indebtedness of Seller (other than Assumed Liabilities as provided herein), including amounts owed to Affiliates of Seller;
- any Liability relating to litigation of or involving Seller or otherwise affecting any of its assets;
- any Liability of Seller under this Agreement or any other Transaction Document;
- any Liability of Seller arising in connection with the consummation of the Transactions;
- any Liability of Seller to the extent relating to any property or facility presently or formerly owned, operated, leased or used by Seller or their corporate predecessors, including any such Liability arising under or relating to Environmental, Health and Safety Laws; and
- any other Liability relating to the Excluded Assets.

ARTICLE 2
CLOSING/PURCHASE PRICE

2.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement, the closing (the "Closing"), shall take place remotely via the electronic exchange of documents and signatures on the date and at the time on which Seller and Buyer mutually agree and submit Schedule A of the MED's Contingent Approval Letter issued pursuant to 1 CCR 212-3:2-245 (B) & (D), which shall be within five (5) days of such Contingent Approval Letter and wire transfer of the funds per Section 2.3 of this Agreement or at such other time, date, or place as Seller and Buyer mutually agree in writing, but not to exceed thirty (30) days, the "Closing Date"). The Closing will be deemed effective as of 5:01 p.m. Mountain Time on the Closing Date.

2.2 Purchase Price. The aggregate purchase price for the Acquired Business, Assets and the Assumed Liabilities is two million, two hundred thousand US dollars ($2,200,000) in cash and three million (3,000,000) shares of Buyer's common stock (the "Purchase Price").

2.3 Payment. Upon execution of this Agreement, Buyer shall wire twenty-thousand US dollars ($20,000) into the bank account designated by Seller, which shall be non-refundable. Within thirty (30) days of execution of this Agreement, the Parties shall submit the Change of Ownership applications with the MED and the City (together "Licensing Authorities"). Upon receipt of the Contingent Approval Letter of the Change of Ownership applications from the Licensing Authorities, Buyer shall wire one million, eighty thousand US dollars ($1,080,000) into the bank account designated by Seller. On or before the Closing Date, Buyer shall issue to Seller, or Seller's designees, three million (3,000,000) shares of American Cannabis Company, Inc. restricted common stock (OTCQB: "AMMJ") ("Buyer Common Stock") in book entry with Buyer's transfer agent, Pacific Stock Transfer Company. The cost basis for the Buyer Common Stock issued shall be the Closing Price ("Closing Price") of American Cannabis Company, Inc.'s common stock on the Closing Date as referenced on the OTC Markets Listing Service.

The balance of one million, one hundred thousand US dollars ($1,100,000) due and payable shall be paid pursuant to a promissory note executed by Buyer to Seller upon the Contingent Approval Letter, in a form substantially similar to Exhibit 2.3(a) (the "Promissory Note"). The Promissory Note shall be guaranteed by American Cannabis Company, Inc, in a form substantially similar to Exhibit 2.3 (b). The maturity date of the Promissory Note shall be 365 days from the Closing Date. The Promissory Note shall include 10% simple interest accruing annually. The Promissory Note shall not be subject to a pre-payment penalty. The Promissory note shall be secured with the Acquired Assets (including any assets purchased to replace Acquired Assets) and the Licenses through a duly executed security agreement in a form substantially similar to Exhibit 2.3 (b). Seller shall cooperate with Buyer in filing a UCC filing for the purchased assets if Buyer elects to file.

2.4 Condition Precedent. Buyer shall have sixty (60) days to complete its due diligence ("Due Diligence Period"). Buyer may terminate this Agreement if it is not satisfied with the due diligence. If Buyer terminates this Agreement during the Due Diligence Period, the initial payment of twenty-thousand US Dollars ($20,000) will be deemed a termination fee. In the event that the Parties do not obtain the approval of the Licensing Authorities transferring Seller's respective Licenses to Buyer, this Agreement will terminate, and (i) the initial payment of twenty-thousand US Dollars ($20,000) will be deemed a termination fee; (ii) if issued to Seller, the three million (3,000,000) shares of Buyer's common stock shall be cancelled and returned to treasury by operation of this Section 2.4, with instructions to Buyer's transfer agent, Pacific Stock Transfer Company; and, (iv) the Promissory Note (referenced below in the following paragraph) shall be cancelled with prejudice.

2.5 Closing Deliveries by Seller. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

- resolutions of Seller's respective shareholders, members, directors and managers required to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions and a certificate of the Secretary of Sellers, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

- a Bill of Sale and Assignment and Assumption, duly executed by Seller, in the form attached hereto as Exhibit A;
- a properly executed statement described in Treasury Regulations § 1.1445-2(b)(2) certifying that the Seller is not a foreign person for purposes of Code Section 1445 in the form attached hereto as Exhibit B;
- copies of all consents to assignment to Buyer of each Acquired Asset, to the extent necessary for transfer, included in the Schedules; and,
- such other documents and instruments as may be required under this Agreement, or as are customary and reasonable and requested by Buyer to effect the Transactions contemplated by this Agreement.

2.6 Closing Deliveries by Buyer. On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

- resolutions of Buyer's respective shareholders, members, directors and managers required to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions and a certificate of the Secretary of Buyers, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;
- subject to the terms and conditions in Article 2, the Purchase Price, including book entry confirmation of issuance of the Buyer restricted common stock to Sellers or Sellers' designees;
- a Bill of Sale, duly executed by Seller;
- an Assignment and Assumption Agreement duly executed by Seller;
- a Consent to Assignment in the form attached hereto as executed by the authorized counterparty to each Assumed Contract listed on Schedule 1.1(a);
- a fully-executed copy of each Assumed Contract listed on Schedule 1.1(a); and,
- such other documents and instruments as may be required under this Agreement, or as are customary and reasonable and requested by Seller to effect the Transactions contemplated by this Agreement.

2.7 Transaction Taxes. Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sales or use, transfer, real property gains, excise, stamp, value added or other similar Taxes, imposed on Seller or Buyer resulting from the sale of the Acquired Assets ("Transaction Taxes"). Buyer and Seller shall cooperate to the extent commercially reasonable and legally permitted to minimize any Transaction Taxes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct in all material respects as of the Effective Date:

3.1 Organization, Power, Standing. SLAM and Medihemp are limited liability companies duly organized, validly existing and in good standing under the laws of the state of Colorado. Medical Cannabis Caregivers, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado. Seller has all requisite limited liability company and corporate power and authority to own, operate or lease the Acquired Assets owned, operated and leased by it to conduct the Business as currently conducted as of the date of this Agreement. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business as currently conducted by it as of the date of this Agreement. True and complete copies of the Articles of Organization and Operating Agreement of Seller, as the same may have been amended to-date, have been made available to Buyer. Such organizational documents are in full force and effect, and Seller is not in violation of any provision of such organizational documents.

There are no options, warrants, calls, rights, pre-emptive rights, commitments, agreements or arrangements of any kind to which Seller (or any Affiliates thereof), is a party or by which any of them is bound or to which they are subject, relating to the sale, issuance or voting of, or the granting of rights to acquire, any equity interest in, Seller or any securities convertible or exchangeable into or evidencing the right to purchase any equity interest in Seller, or obligating Seller or any of its Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There is no Indebtedness having the right to vote on matters involving Seller. There are no existing rights to registration under the Securities Act, with respect to any shares or interests of the capital stock of, or other equity interest in, Seller.

3.2 Authorization and Approval of Agreements. Seller has sole power and authority to execute this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by all necessary company action by Seller and no further action by Seller or any of its managers, directors, shareholders, members or unit holders is required. This Agreement has been, and each other Transaction Document will be, at the Closing, duly executed and delivered by Seller and constitute, or will, when delivered, constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally.

3.3 No Conflict; Third-Party Consents. The execution and delivery of this Agreement, and the other Transaction Documents do not, and the performance and consummation of the Transactions will not (i) violate or conflict with the provisions of the Articles of Organization, Incorporation, By-Laws or Operating Agreement of Seller, (ii) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a benefit under or result in the creation of any Lien upon any of the Acquired Assets under the terms, conditions or provisions of any Contract, instrument, or other obligation to which Seller is a party or any of Seller's properties or assets are subject, (iii) result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law or Order, or (iv) require on the part of Seller any Permit to be obtained or made.

3.4 Approvals. Except for such approvals of the Licensing Authorities, no consent, approval or authorization of, or registration or filing with, any Person or Governmental Entity is required in connection with the execution or delivery this Agreement or any other Transaction Document by Seller or the consummation of the Transactions by Seller.

3.5 Financial Information; No Undisclosed Liabilities. Seller has delivered to Buyer, and Section 3.5(a) of the Seller Disclosure Schedule contains, audited financial statements satisfying ASC 805 with true and complete copies of the balance sheet and statement of operations of Seller as of December 31, 2020, with corresponding statements of income, and statements of members' equity and statements of cash flows for December 31, 2020 (collectively, the "Financial Statements"). The Financial Statements (i) fairly present, in all material respects, the financial condition of the Business as of such date, the results of the Business' operations and changes in members' equity, and cash flows at and as of the dates and during the periods specified, and (ii) were compiled from books and records regularly maintained by management of Seller used to prepare the Financial Statements of the Business. To the Knowledge of Seller, Seller has no liabilities other than as set forth in the Financial Statements or other liabilities incurred in the ordinary course of business and consistent with past practice. Seller has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would have a Material Adverse Effect on Seller's Business, except (a) those which are adequately reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since which are not, individually or in the aggregate, material in amount.

3.6 Contracts. Section 3.6(a) of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of all the material written Contracts related to the Business to which Seller is a party. Prior to the date hereof, Seller has made available to Buyer true, correct and complete copies of all of such material written Contracts, each such material written Contract is legal, valid, binding, enforceable, and in full force and effect, and except for any case where a material written Contract expires in accordance with its terms after the date of this Agreement, Seller is not in breach or default in any material respect under any such Contract, and to the Knowledge of Seller, no other party to any such Contract is in breach or default thereof. None of the material written Contracts is between Seller and any member, officer, director, Affiliate of family member thereof.

3.7 Leased Real Property; Tangible Property; Title to Acquired Assets. Seller has not acquired or disposed of any ownership interest in any real property. Section 3.7(a) of the Seller Disclosure Schedule contains a list of all the addresses of all real property leased by Seller (to the extent applicable to the Business), indicating the name and address of the lessor and/or sublessor together with any amendments, modifications, extensions or other agreements thereto (the "Real Property Leases"). With respect to the premises subject of the Real Property Leases, (i) Seller has quiet possession thereof, and has valid leasehold interests providing exclusive and legally enforceable rights to use such premises, free and clear of all Liens other than Permitted Liens; (ii) the current use of the premises by Seller does not violate the certificate of occupancy thereof, any local zoning or similar land use or other Laws or any of the terms and conditions of the applicable Real Property Lease; and (iii) Seller has not received written notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the same. There are no leases, subleases, licenses, concessions or other agreements granting to any party or parties other than Seller the right of use or occupancy of any portion of, or any interest in, any of the premises that are the subject of the Real Property Leases, and, to the Knowledge of Seller, there are no outstanding options or rights of first refusal to purchase any of the same. No premises that are the subject of any Real Property Lease are used for any material purpose other than the conduct of the Business.

Seller has good, marketable and valid title to, or a valid license and/or leasehold interest in, all of the Acquired Assets, free and clear of any Liens. The properties and assets of the Business are suitable for the purposes for which they are intended, have been maintained in accordance with normal industry practices and are in good operating condition and repair in all material respects and are usable in the ordinary course of business.

The Acquired Assets constitute all of the property and assets (real, personal, tangible and intangible) used by Seller in the Business as presently conducted and are sufficient to enable Buyer to operate the Business immediately after the Closing in substantially the same manner as Seller conducted the Business on the Closing Date.

3.8 Intellectual Property.

- Business Intellectual Property. Section 3.8(a) of the Seller Disclosure Schedule contains a complete and accurate list of the material Business Intellectual Property that is used to conduct the Business by Seller.
- License Agreements. Seller is not a party to any license, sublicense or other agreement relating to Business Intellectual Property pursuant to which Seller either licenses any Business Intellectual Property owned by Seller or relating to the right of Seller to use the intellectual property or proprietary rights of any Person.
- No Infringement. To the Knowledge of Seller, Seller's operation of the Business does not infringe upon the Intellectual Property rights of any other Person. To the Knowledge of Seller, no Person or any of such Person's products or services, Intellectual Property or other operation of such Person's business is infringing upon (including infringement by dilution), violating or misappropriating any Business Intellectual Property.
- No Liens/Ownership. To the Knowledge of Seller, Seller has all right, title and interest in to or all required rights to use the Business Intellectual Property free and clear of all Liens other than Permitted Liens.

3.9 Tax Matters.

Seller has or will have (i) timely filed with the appropriate Taxing Authority (taking into account all available extensions) all Tax Returns concerning Taxes applicable to the Acquired Assets or the Business that are required to be filed by applicable Law in all federal, state, local or foreign jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are correct and complete in all material respects, and (ii) timely paid in full all Taxes required to be paid with respect to the Acquired Assets or the Business (whether or not shown as due on such Tax Returns).

There is no Action pending, nor to the Knowledge of Seller, threat or contemplation of Action, with regard to Taxes, that primarily or exclusively relates to the Acquired Assets or the Business and that would be binding on Buyer or give rise to a Lien with respect to Taxes upon any of the Acquired Assets.

Seller has not received (nor is subject to) any ruling from any Taxing Authority nor has it entered into (nor are any of them subject to) any election, consent, or agreement (including a closing agreement) with a Taxing Authority with respect to any Acquired Asset or the Business that would be binding on Buyer.

3.10 Litigation. Except as set forth on Section 3.10 of the Seller Disclosure Schedule, (i) there is no Action pending, nor to the Knowledge of Seller, threatened against Seller or that relates to the Acquired Assets, the Assumed Liabilities or the Business, and (ii) there is no Order to which Seller is subject. There is no unsatisfied judgment or any Order applicable to Seller, the Business, or the Acquired Assets.

3.11 Employee Matters.

Section 3.11(a) of the Seller Disclosure Schedule sets forth (i) a true, correct and complete list, as of the date hereof, of the names or employee numbers, departments, job titles, location, hourly or weekly salary rate (and any change in salary rate or compensation since December 31, 2020); and (ii) a true and complete list of all natural Persons who, as of the date of this Agreement, are consultants or independent contractors to Seller.

To the Knowledge of Seller, Seller is and, since the date of Seller's organization, has been in compliance in all material respects with all Laws relating to employment matters, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, classification of employees, immigration, occupational health and safety, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other Taxes. No Actions are pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present employee of Seller alleging breach of any express or implied Contract of employment, any Laws governing employment, or other unlawful, discriminatory, wrongful, tortuous conduct in connection with the employment relationship. Seller is not bound by or subject to (and none of their assets or properties are bound by or subject to) any collective bargaining agreement. There has never been any strike, slowdown, work stoppage or lockout involving Seller or the Business, and no such strike, slowdown, work stoppage, or lockout is pending, or to the Knowledge of Seller, threatened.

No employee of Seller will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit, nor will the vesting of, entitlement to, or receipt of any such benefit be accelerated, solely as a result of the Transactions.

3.12 Compliance with Laws.

To the Knowledge of Seller, Seller is and at all times has been and the Business has been operated in compliance in all material respects with all applicable Laws and Orders. Seller has not nor, to the Knowledge of Seller, any officer, director, employee, member, manager, partner or equity holder of Seller has received any notice and there are, to the Knowledge of Seller, no threatened or alleged claims of violations, Liability or potential responsibility under any Law or Order to which any Seller is subject. Seller has not conducted any internal investigation with respect to any actual, potential or alleged material violations of any Law or Order by any of its directors, officers, members, managers, partners or employees.

Neither Seller, nor to the Knowledge of Seller, any officer, director, employee, member, manager, partner or equity holder of Seller has, directly or indirectly (i) offered or paid any illegal remuneration, in cash or in kind, to, or made any illegal financial arrangements with, any current or former customers suppliers, contractors or third party payors of any Seller in order to obtain business or payments from such Persons, (ii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under state or federal Law.

Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Seller and the Business make no representations or warranties regarding compliance with the federal laws relating to controlled substances and aiding and abetting a criminal offense.

Environmental Matters. To Seller's Knowledge, Seller is in compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any liability affecting, or other reduce the value of the Acquired Assets. Seller has no Knowledge of any liabilities arising in connection with or in any way relating to the Acquired Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability. Seller is not aware of any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from Seller's or its agents' manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, that could result in any liability affecting, or other reduce the value of, the Acquired Assets or Business. To Seller's Knowledge, Seller has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Seller (or any of its agents) thereunder. To Seller's Knowledge, there is no Proceeding, notice or demand letter pending or threatened against Seller relating in any way to Environmental Laws, or notice or demand letter issued, entered, promulgated or approved thereunder. To Seller's Knowledge, no property now or previously owned, leased or operated by Seller, nor any property to which Hazardous Substances located on or resulting from the use of any Asset or the Premises have been transported, is listed or, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

3.13 Material Customers. There are no outstanding material disputes with any customers. The terms under which customers purchase services from Seller are at market rates and are the result of arms-length Transactions. Seller is in compliance with all material conditions and compliance requirements contained in any agreement between Seller and any customer. No customer has notified Seller that it will stop, or materially decrease the rate of, buying services from the Business or otherwise materially change the terms of its relationship with the Business after, or as a result of, the consummation of any of the Transactions.

3.14 Insurance. Seller has been covered since January 1, 2020 by insurance in amount and scope customary and reasonable for the business in which it has engaged during such period.

3.15 Permits. Section 3.15(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all Permits issued to Seller, to the extent applicable to the Business, as of the Effective Date. Seller possess all material Permits and have made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of the Business as presently conducted by Seller. Seller is in compliance in all material respects with all such Permits and all such Permits are in full force and effect. Seller has not received written notice from any Governmental Authority, which remains outstanding, regarding any proposed modification, non-renewal, suspension or cancellation of any such Permits, and to the Knowledge of Seller, no event has occurred which could reasonably be expected to result in the modification, non-renewal, suspension or cancellation of any such Permits. There is no Action pending, or to the Knowledge of Seller, threatened by any Governmental Authority with respect to (i) any alleged violation by Seller of any Law, policy or guideline of any Governmental Authority, (ii) any alleged failure by Seller to have any Permit required in connection with the operation of the Business, or (iii) any revocation, cancellation, rescission, modification, or refusal to renew in the ordinary course, any of the Permits. No material Permit has ever been revoked, cancelled, rescinded, modified or been subject to a refusal to renew.

3.16 Satisfaction of Financial Obligations. Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy or insolvency petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under the Transaction Documents.

3.17 Brokers and Finders. Seller has enlisted the services of a broker, MMJ Business Solutions and Seller is liable to the broker. Buyer will not have, as a result of the transactions contemplated by this Agreement nor the Seller's broker, any valid right, interest or claim against or upon Buyer for any commission, fee or other compensation pursuant to Seller's agreement with MMJ Business Solutions or any other agreement, arrangement or understanding entered into by or on behalf of Seller.

3.18 Other Representations and Warranties. Since the date of the Financial Statements, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Business, any: (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) amendment of the charter, by-laws or other organizational documents of Seller; (c) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements; (d) material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; (e) entry into any Contract that would constitute a Material Contract; (f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice; (g) transfer, assignment, sale or other disposition of any of the Acquired Assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements; (h) transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company Intellectual Property Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice; (i) abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property; (j) material damage, destruction or loss whether or not covered by insurance to the Business or Acquired Assets; (k) any capital investment in, or any loan to, any other Person; (l) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Seller is a party or by which it is bound; (m) any material capital expenditures; (n) imposition of any Encumbrance upon any of the Business or Acquired Assets, tangible or intangible; (o) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed ten thousand dollars ($10,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant; (p) hiring or promoting any person or employee except to fill a vacancy in the ordinary course of business; (q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral; (r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees; (s) entry into a new line of Business or abandonment or discontinuance of existing lines of Business; (t) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of ten thousand dollars ($10,000); (v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or, (w) action by Seller to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.19 Fair Consideration; No Fraudulent Conveyance. Seller is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the Transactions, and the other agreements referenced in this Agreement, will not have any such effect. The Transactions will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Acquired Assets after the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING PURCHASE OF SECURITIES

4.1 Purchase Entirely for Own Account. Seller confirms that the shares of Buyer Common Stock to be acquired by Seller or their respective designees will be acquired for investment for their own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same (except for any distributions to Seller's officers, directors, managers, shareholders, members, or affiliates). By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of such shares of Buyer Common Stock. Seller has not been formed for the specific purpose of acquiring such shares of Buyer Common Stock.

4.2 Disclosure of Information. Seller has had an opportunity to discuss Buyer's business, management, financial affairs and the terms and conditions of the offering of the shares of Buyer Common Stock to be acquired by Seller with Buyer's management and has had an opportunity to review Buyer's facilities. Seller understands that such discussions, as well as any written information delivered by Buyer to Seller, were intended to describe the aspects of Buyer's business which Buyer believes to be material. Seller reviewed American Cannabis Company, Inc.'s filings with the Securities and Exchange Commission, including all of its audited financial statements, current reports and material quarterly and annual disclosures. further acknowledges and agrees that its purchase of the restricted securities involves risks. Seller (i) either alone or together with its representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment, and make an informed decision to so invest, and has so evaluated the risks and merits of such investment; (ii) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment; (iii) understands the terms of, and the risks associated with the acquisition of the restricted shares, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which Buyer operates; and, (iv) has had the opportunity to review such disclosures regarding its business, financial condition and its prospects as Seller determined to be necessary in connection with the acquisition of the Buyer Common Stock. Seller is an "accredited investor" as that term is defined in Regulation D promulgated under the 1933 Securities and Exchange Act.

4.3 Restricted Securities. Seller understands that the shares of Buyer Common Stock to be acquired by Seller have not been registered under the Securities Act. Seller understands that the shares of Buyer Common Stock are being issued to Seller pursuant to Section 4(2) under the Securities Act or Regulation D promulgated under the Securities Act. Seller understands that such shares of Buyer Common Stock are "restricted securities" under applicable U.S. federal and state securities laws and agrees to resell the shares of Buyer Common Stock only pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. Seller agrees not to engage in hedging transactions with regard to the shares of Buyer Common Stock unless in compliance with the Securities Act.

4.4 Rule 144. Seller is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Seller understands that Buyer provides no assurances as to whether it will be able to resell any or all of the shares of Buyer Common Stock pursuant to Rule 144, which rule requires, among other things, that Buyer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities take place only after the holder of the shares has held the shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this Section, Seller acknowledges and agrees to the restrictions set forth in Section 4.5 below.

4.5 Resale Securities Restrictions. Seller further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A promulgated under the Securities Act, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that Persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

4.6 No General Solicitation. Seller acknowledges that neither Buyer, nor any of its officers, employees, agents, directors, members or partners (a) has engaged the services of a broker, investment banker or finder to contact any potential investor nor has Seller or any of Seller's officers, employees, agents, directors, members or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor; (b) engaged in any general solicitation; or (c) published any advertisement in connection with the offer and sale of the shares of Buyer Common Stock being issued hereunder.

4.7 Reliance on Exemptions. Seller understands that the Buyer Common Stock being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth in this Article 4 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Buyer Common Stock.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into and perform its obligations under this Agreement, as of the Closing Date, Buyer represent and warrant to Seller as follows:

5.1 Organization, Corporate Power and Authority. Hollister & Blacksmith, Inc., dba American Cannabis Company, a Colorado corporation, and a wholly owned subsidiary of American Cannabis Company, Inc. are corporations duly organized, validly existing and in good standing under the laws of the states of Colorado and Delaware, and are duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts business, except where the failure to so qualify will not have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents to which it is a party. Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

5.2 Authorization of Agreement. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer, as the case may be, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally.

5.3 Effect of Agreement. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the charter documents or bylaws of Buyer or any Law to which Buyer is subject, or any judgment, award or decree or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect thereof will not be materially adverse to Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party.

5.4 Approvals. No Approval or Order or Action of, or filing with, any Governmental Entity or other Person is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by Buyer of the Transactions other than such filings that may be required under applicable Securities Law and Colorado law and the Licensing Authorities.

5.5 Legal Proceedings. There is no Order or Action pending, or, to the knowledge of Buyer, threatened, against or affecting Buyer in connection with Buyer's performance of the Transactions. There is no matter as to which Buyer or, to the knowledge of Buyer, any Affiliate of Buyer has received any notice, claim or assertion, or, to the knowledge of Buyer, which otherwise has been threatened against or affecting Buyer in connection with Buyer's performance of the Transactions.

5.6 Capitalization. The authorized capital stock of Buyer consists of 500,000,000 shares of common stock, par value $0.00001 and 5,000,000 of preferred stock, $0.01 par value. As of the Effective Date, 74,377,938 shares of common stock of Buyer were issued or outstanding ("Issued Shares") and no shares of preferred stock of buyer were issued and outstanding. All of the Issued Shares have been duly authorized, are validly issued, fully paid and are non-assessable. All of the Issued Shares were issued in compliance with applicable laws and none of the shares were issued in violation of any agreement, arrangement or commitment to which Buyer is a party or is subject to or in violation of any preemptive or similar rights of any Person. Except as set forth on Schedule 5.6, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the securities of Buyer or obligating Buyer to issue or sell any shares of Buyer, or any interest in Buyer. Buyer does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Buyer.

5.7 Due Issuance. The shares of Buyer Common Stock to be acquired by Seller hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and U.S. federal securities Laws and liens or encumbrances created by or imposed by Buyer or any distributee of Buyer. The shares of Buyer Common Stock to be acquired by Seller hereunder are not subject to any preemptive rights or rights of first refusal.

5.8 Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Seller or Buyer for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Buyer.

5.9 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, Acquired Assets, and Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller in Article 3; and (b) neither Seller nor any other Person has made any representation or warranty as to the Business, the Acquired Assets, the Assumed Liabilities, or this Agreement, except as expressly set forth in Article 3 of this Agreement.

ARTICLE 6
ADDITIONAL COVENANTS

6.1 Confidentiality. All non-public information disclosed by any party to any other party, whether before or after the date hereof, in connection with the Transactions, or the discussions and negotiations preceding this Agreement shall be kept confidential by the receiving party and shall not be used by any receiving party other than as contemplated by this Agreement, except to the extent that such information shall have become public knowledge other than through a breach of this Agreement by receiving party seeking to disclose the information, may otherwise be required by Law, or to the extent such duty as to confidentiality is waived in writing by the disclosing party.

Seller, shall not, and Seller shall use all reasonable efforts to cause its representatives and Affiliates to not, at any time after the Closing, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret, other proprietary data (including, but not limited to, any customer list, record or financial information), or other confidential information, concerning the Acquired Assets, except to the extent that such information may otherwise be required by Law or to the extent such duty as to confidentiality is waived in writing by Buyer.

The obligations under this Section 6.1 shall not expire.

6.2 Financial Statement Cooperation. After the Closing, Seller and Buyer shall provide, or cause to be provided to each other, any records and other information in their respective possession (or reasonably available to them) as may be reasonably requested by the other party in connection with the preparation of any financial statements determined to be necessary to meet financial reporting obligations in connection with the consummation of the Transactions.

6.3 Tax Cooperation. After the Closing, Seller and Buyer shall provide, or cause to be provided to each other, any applicable records and other information in their respective possession (or reasonably available to them) requested by such parties in connection with the preparation of any Tax Returns or in connection with any Tax investigation, audit or other proceeding. Any information obtained pursuant to this Section 6.3, or pursuant to any other Section hereof providing for the sharing of confidential information, shall be subject to Section 6.1.

6.4 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of Seller and Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the sale of the Acquired Assets to Buyer. If at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents, including, without limitation, the execution of additional documents or instruments, the parties to the Transaction Documents shall take all such necessary action.

6.5 Post-Closing Cooperation Relating to Acquired Assets. For a period of 12 months following the Closing Date, if reasonably requested by Buyer and reasonably performable by Seller, (a) Seller shall exercise commercially reasonable efforts to cooperate with Buyer in enforcing the terms of any agreements between Seller and any third party involving the activities associated with the Acquired Assets (at the cost and expense of Buyer, if any); and (b) Seller shall cooperate fully with Buyer and make commercially reasonable efforts to provide access to any records or personnel of Seller (that are then reasonably available to Seller) to the extent Buyer finds such access necessary in order to transition the Acquired Assets into service of Buyer.

6.6 Subsequent Distribution of Stock. Prior to the trading of the Buyer Common Stock pursuant to Rule 144, in the event of a distribution of the shares of Buyer Common Stock by Seller upon a dissolution of Seller to its members or consultants after the Closing Date or in satisfaction of existing obligations of Seller to creditors, Seller (and any subsequent holders) shall obtain an investment representation statement respectively signed by the Person(s) to whom such stock is distributed that states that such Person(s): (a) are acquiring the shares of Buyer Common Stock for their own account and not directly or indirectly for the account of any other Person; (b) are acquiring the shares of Buyer Common Stock for investment and not with a view to distribution or resale thereof except in compliance with the Securities Act and any applicable state Law regulating securities; and (c) realize that they bear the economic risk of the investment for an indefinite period of time because such shares of Buyer Common Stock have not been registered under the Securities Act and therefore cannot and will not be sold unless they are subsequently registered or qualified under such Securities Act, or otherwise can be traded pursuant to Rule 144. Additionally, no fractional shares of Buyer Common Stock shall be issued upon any distribution, and no certificates for any fractional shares shall be issued. The obligations under this Section 6.6 shall not expire.

6.7 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with this Agreement. Seller shall, at Buyer's sole cost and expense, take such steps as may be necessary to assist Buyer as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Buyer Common Stock in connection with this Agreement.

6.8 Stop-Transfer Notice. Each holder of Buyer Common Stock issued in this Agreement ("Holder") agrees that, in order to ensure compliance with the restrictions, terms and conditions referred to herein, Buyer may issue appropriate "stop transfer" instructions to its transfer agent.

6.9 Restrictions on Transfer. Unless the Buyer Common Stock becomes registered, or is traded pursuant to Rule 144, Seller agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or assign its shares of Buyer Common Stock (a) except pursuant to a registration statement under the Securities Act and applicable state securities Laws or a valid exemption thereunder, and in the case of such an exemption, shall agree to deliver an opinion of counsel reasonably acceptable to Buyer that such registration is not required, and (b) without the prior written consent of Buyer (except for any transfers to Seller's Affiliates). Any holder of shares of Buyer Common Stock, including any distributee, desiring to transfer such stock or any interest in such stock shall give a written notice to Buyer describing the proposed transfer, including the number of shares of stock proposed to be transferred, the price and terms at which such stock is proposed to be transferred and the name and address of the proposed transferee. The written consent of Buyer shall not be unreasonably withheld, provided that the shares of Buyer Common Stock may not be transferred to a Person reasonably deemed to be a competitor of Buyer or Buyer, and any distributee of such shares shall be required to assent to the terms of Sections 6.6 through 6.9. The obligations under this Section 6.9 shall not expire. Notwithstanding anything to the contrary in this Agreement, Seller may pledge as collateral its shares of Buyer Common Stock to any lender.

6.10 Legend. Seller understands and acknowledges that the shares of Buyer Common Stock are not registered under the Act, and that under the Securities Act and other applicable Laws Seller may be required to hold such common stock or options for an indefinite period of time. Each stock certificate representing shares of Buyer Common Stock shall bear the following legends:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN AN ASSET PURCHASE AGREEMENT DATED MARCH 11, 2021, A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF THE ISSUER. THESE RESTRICTIONS ARE BINDING ON TRANSFEREES OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

Any legend required by the "Blue Sky" laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

Seller acknowledges and agrees that, in order to ensure compliance with the restrictions referred to herein, Buyer may issue appropriate "stop transfer" instructions to its transfer agent. The obligations under this Section 6.10 shall not expire.

6.11 Non-competition and Non Solicitation.

Subject to the exceptions and limitations set forth in Section 6.11(c), Seller covenants and agrees that, commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the "Noncompetition Period"), it shall not, without the prior written consent of Buyer, directly or indirectly, in any capacity (including as an officer, director, manager, member, stockholder, partner, employee, consultant, contractor, investor or lender), engage in or have any direct or indirect ownership interest in, any Competing Business located, operating or engaged in business in the State of Colorado.

"Competing Business" means operating a MED licensed Medical Cannabis Center business or operate under a Medical Marijuana Optional Premises Cultivation license, and a Medical Marijuana Infused Product Manufacturer license businesses in the State of Colorado.

Nothing in this Section 6.11 shall preclude Seller from investing in any publicly held company provided the aggregate beneficial ownership or rights to ownership of any class of such company's securities by such Persons does not exceed five percent (5%) of the outstanding securities of such class.

Seller covenants and agrees that during the Noncompetition Period, it shall not employ, retain, engage or solicit the employment or engagement of services of any employee of Buyer, Buyer, the Business or any of their Affiliates on a full- or part-time basis in a Competing Business.

Seller acknowledges that any violation of this Section 6.11 may result in irreparable injury to Buyer and the Business and agrees that Buyer shall be entitled to seek an injunction against Seller from any court having jurisdiction over the matter, restraining any further violation of this Section 6.11, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Seller acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon such Seller by this Section 6.11, and is in full accord as to their necessity for the reasonable and proper protection of confidential information and other legitimate business interests relating to the Business now existing and to be developed in the future. Seller expressly acknowledges and agrees that each and every restraint imposed by this Section 6.11 is reasonable with respect to subject matter, time period and geographical area.

In the event that any covenant contained in this Section 6.11 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.11 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE 7
INDEMNIFICATION; SURVIVAL

7.1 Indemnification by Seller. Subject to the terms and conditions of this ARTICLE 7, following the Closing, Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates, and their respective stockholders, members, successors, assigns, managers, and representatives and each of their respective successors and assigns (collectively, the "Buyer Indemnified Parties"), and hold them harmless from, any Loss suffered or incurred by any such Buyer Indemnified Party, whether such Loss exists or accrues prior to, or subsequent to or on the Closing Date, to the extent such Loss arose or resulted from:

- any inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Seller contained in this Agreement or any other Transaction Document;
- the nonfulfillment, nonperformance or other breach of any agreement, covenant, obligation or undertaking of Seller contained in this or any other Transaction Document;
- any Excluded Asset or Excluded Liability;
- any Tax imposed on the Seller as a result of the Transactions; and
- the operation of the Business prior to the Closing Date.

For purposes of determining whether there has been a breach and the amount of any losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to the term "material" or "material adverse effect" (fully as if any such word or phrase were deleted from such representation and warranty).

7.2 Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE 7, following the Closing, Buyer shall indemnify the Seller and its respective officers, directors, shareholders, assigns, agents and Representatives and each of their respective successors and assigns, heirs and beneficiaries (collectively, the "Seller Indemnified Parties") against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnified Party, whether such Loss exists or accrues prior or subsequent to the Closing Date, arising or resulting from or based upon:

- any inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement or any other Transaction Document;
- the nonfulfillment, nonperformance or other breach of any agreement, covenant, obligation or undertaking of Buyer or Buyer contained in this or any other Transaction Document; and
- the operation of the Business by Buyer or Buyer after the Closing Date.

For purposes of determining whether there has been a breach and the amount of any losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to the term "material" or "material adverse effect" (fully as if any such word or phrase were deleted from such representation and warranty).

7.3 Termination of Indemnification. The obligations to indemnify and hold harmless an Indemnified Party (i) pursuant to Section 7.1 and Section 7.2 shall terminate when the applicable representation or warranty terminates pursuant to Section 7.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim) (a "Claim Notice") to the Indemnifying Person.

7.4 Procedures Relating to Indemnification for Third-Party Claims.

In order for an Indemnified Person to be entitled to any indemnification provided for under this ARTICLE 7 in respect of, arising out of or involving a claim or demand made by any third-party against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within thirty (30) days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and solely to the extent that, the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure; provided, further that only Seller, or Seller's successors or assigns, may make claims on behalf of Seller.

If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person; provided, however, that any such assumption of the defense by the Indemnifying Person shall constitute an acknowledgement and acceptance by the Indemnifying Person of its obligation to indemnify the Indemnified Person for all Losses arising out of such Third-Party Claim. If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof. If in the reasonable good faith opinion of any Indemnified Person a conflict of interest exists in respect of such claim (including that the Indemnified Person has defenses available to it that may conflict with those of the Indemnifying Person), such Indemnified Person shall have the right to employ separate counsel to represent such Indemnified Person and in that event the legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof shall be paid by the Indemnifying Person. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof. The Indemnified Person shall cooperate with the Indemnifying Person in the defense or settlement thereof, and the Indemnifying Person shall reimburse the Indemnified Person for all its reasonable out-of-pocket expenses in connection therewith. The Indemnifying Person shall not, in the defense of a third party claim, make any payment of any of such claims, consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) involves only the payment of money damages and does not involve any finding or admission of any violation of Law, (ii) includes, as an unconditional term thereof, a release of such Indemnified Person given by the claimant or the plaintiff from any liabilities arising from such Third Party Claim, and (iii) does not impose an injunction or other equitable relief, directly or indirectly, upon such Indemnified Person or result in an admission of any wrongdoing by the Indemnified Person. If the Indemnifying Person fails to vigorously defend the Third Party Claim, then the Indemnified Person will have the right to defend, at the sole cost and expense of the Indemnifying Person, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Person (with the consent of the Indemnifying Person, which consent will not be unreasonable withheld conditioned or delayed), but only to the extent that the Indemnified Person is entitled to indemnification pursuant to this ARTICLE 7.

7.5 Procedures Relating to Indemnification for Non-Third-Party Claims. In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand that is not a Third-Party Claim, such Indemnified Person must provide the Indemnifying Person with a Claim Notice; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and solely to the extent that, the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure provided, further that only Seller, or Seller's successors or assigns, may make claims on behalf of Seller or Seller's parties. The Claim Notice shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnifying Person will have thirty (30) days from receipt of such Claim Notice to dispute the claim and will reasonably cooperate and assist the Indemnified Person in determining the validity of the claim for indemnification. If the Indemnifying Person does not give notice to the Indemnified Person that it disputes such claim (which such dispute notice shall set forth in reasonable detail the reasons for such dispute) within thirty (30) days after its receipt of the Claim Notice, the claim specified in such Claim Notice shall be conclusively deemed a Loss subject to indemnification hereunder.

7.6 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Seller contained in this Agreement and the other Transaction Documents shall survive the Closing and remain in full force (a) indefinitely, with respect to Section 3.1 (Organization, Power, Standing), Section 3.2 (Authorization and Approval of Agreements), and Section 3.7 (Leased Real Property; Tangible Property; Title to Acquired Assets), (b) for a period of sixty (60) days following the expiration of the applicable statute of limitations (including extensions), with respect to matters covered by Section 3.9 (Tax Matters), and (c) for a period of twenty-four (24) months following the Closing Date with respect to all other representations, warranties and covenants, except that any representation or warranty that would otherwise terminate in accordance with clause (i), (ii), or (iii) will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification is satisfied or otherwise resolved as provided in this ARTICLE 7. The representations and warranties of Buyer or Buyer contained in this Agreement and the other Transaction Documents shall survive the Closing and remain in full force (x) indefinitely, with respect to Section 5.1 (Organization, Corporate Power, Authority), Section 5.2 (Authorization of Agreement), and (y) for a period of period of twenty-four (24) months following the Closing Date with respect to all other representations, warranties and covenants, except that any representation or warranty that would otherwise terminate in accordance with clause (x) and (y) will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification is satisfied or otherwise resolved as provided in this ARTICLE 7.

7.7 Sole Remedy. Provided that Closing has occurred, except with respect to claims related to fraud or willful misconduct, claims made pursuant to this ARTICLE 7 shall constitute the sole remedy for Losses under the terms of this Agreement and in connection with the Transactions.

7.8 Right to Indemnification. The rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Buyer. The Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into the Transactions in express reliance upon the representations and warranties of the Seller Parties made in this Agreement.

7.9 Characterization of Indemnification Payments. The parties shall treat any indemnification payment made pursuant to this Article 7 as an adjustment to the purchase price unless the Indemnified Person provides an opinion of a nationally recognized tax counsel that any such amount will not constitute an adjustment to the purchase price for federal income tax purposes.

ARTICLE 8
GENERAL

8.1 Amendments; Waivers. This Agreement and any Exhibit and Schedule attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.2 Exhibits; Integration. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such Exhibits and Schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

8.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Colorado without regard to the choice of Law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Colorado located in Denver and the United States District Court for Denver Colorado for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the Transactions. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum

8.4 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable without the prior written consent of the other parties.

8.5 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.6 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. A signed copy of this Agreement or any other Transaction Documents delivered by facsimile or by other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy.

8.7 Publicity and Reports. No party shall issue a press release, public statement or other public notice relating to this Agreement, or the Transactions, without obtaining the prior consent of the other party.

8.8 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. In addition, Article 9 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

8.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

8.10 Notices. All notices and other communications required or permitted under this Agreement or any other Transaction Documents shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.10:

If to Buyer, addressed to:

Hollister & Blacksmith, Inc., dba
AMERICAN CANNABIS COMPANY,
A Wholly-Owned Subsidiary of
AMERICAN CANNABIS COMPANY, INC.
2590 Walnut Street #6
Denver, CO 80205
Corporate Phone: (303) 974-4700
Attention: Terry Buffalo
Email: buffalo@americancannabisconsulting.com

with a copy (which shall not constitute notice) to:

MAILANDER LAW OFFICE, INC.
4811 49th Street
San Diego, CA 92115
Phone: (619) 239-9034
Fax: (619) 537-7193
Attention: Tad Mailander
Email: tad@mailanderlaw.net

If to Seller, addressed to:

Scott Saunders
MEDIHEMP, LLC, SLAM ENTERPRISES, LLC, MEDICAL CANNABIS CAREGIVERS, INC.
1221 Hermosa Way
Colorado Springs, CO 80905
Phone: 719-660-4532
Email: rssriparian@gmail.com

with a copy (which shall not constitute notice) to:

Law Offices of Clifton Black PC
c/o Clifton Black
2 N. Cascade, 11th Floor
Colorado Springs, CO 80903
Email: Cliff@Cliftonblacklaw.com

or to such other address or to such other Person as either party shall have last designated by such notice to the other party.

8.11 Expenses and Attorneys' Fees. Each party shall be responsible for its own expenses and attorneys' fees incurred in negotiating, executing, preparing and delivering the Transaction Documents, including but not limited to all legal, accounting, broker, finder and financial advisor fees.

8.12 Specific Performance. Each party acknowledges that, in view of the uniqueness of the Acquired Assets and the Transactions, each party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at Law or in equity.

ARTICLE 9
DEFINITIONS

9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

· the terms defined in this Article 9 have the meanings assigned to them in this Article 9 and include the plural as well as the singular;

· all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

· all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

· unless the context clearly requires otherwise, the use of the terms "including," "included," "such as," or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements and shall be deemed to be followed by the words "without limitation."

· pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

· the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits delivered pursuant to this Agreement, the following definitions shall apply.

"Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

"Assumed Contracts" has the meaning set forth in Section 1.1(a).

"Assumed Customer Accounts" has the meaning set forth in Section 1.1(b).

"Business" has the meaning set forth in the Recitals.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of Colorado are authorized or obligated to close.

"Business Intellectual Property" means all Intellectual Property that is used in the operation of the Business.

"Closing" has the meaning set forth in Section 2.1.

"Closing Date" has the meaning set forth in Section 2.1.

"Contract" means all contracts, agreements, licenses (including implied licenses), sales order, purchase order, commitments, leases, liens, debt instruments, indentures, settlements, obligations, liabilities, partnerships, arrangements and understandings, in any case whether written or oral, which constitute contracts under applicable Laws.

"Customer Accounts" means the Customer Accounts listed on Schedule 1.1(b) to this Agreement.

"Employee Benefit Arrangements" means, whether written or oral, each and all pension, supplemental pension, deferred compensation, incentive award or benefit, option or other equity-based program, accidental death and dismemberment, insurance coverage (including self-insured arrangements) life and health benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, employment, severance and other employee benefit arrangements, plans, contracts, policies or practices maintained by Seller or Stockholder (as applicable to the Business) that provides or provided employee or executive compensation or benefits to or for any employees or former employees of Seller or Stockholder (as applicable to the Business), other than the Employee Plans.

"Employee Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Seller (as applicable to the Business) or in which Seller (as applicable to the Business) participates or participated and that provides (or when in effect provided) benefits to or for employees of Seller that is (or when in effect was) subject to any provision of ERISA (including Title IV of ERISA) and is maintained or contributed to by Seller or any of its Affiliates. For purposes of this Agreement, "Employee Plan" also includes any arrangement that would be defined as an "employee benefit plan" under Section 3(3) of ERISA if it was not (i) otherwise exempt from ERISA by another section of ERISA or (ii) maintained outside the United States.

"Environmental, Health and Safety Laws" means, all Laws relating to or imposing Liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of any Governmental Entity having the force and effect of law issued or promulgated thereunder, and all related common law theories (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Assets" shall have the meaning set forth in Section 1.2.

"Excluded Contracts" has the meaning set forth in Section 1.2(a).

"Excluded Liabilities" has the meaning set forth in Section 1.4.

"Financial Statements" has the meaning set forth in Section 3.5.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"Governmental Entity" means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

"Indebtedness" means, as to any Person, without duplication, the aggregate amount of (a) all obligations for borrowed money and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such indebtedness, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations upon which interest charges are customarily paid, (d) all obligations under conditional sale or other title retention agreements relating to property purchased, (e) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business and accrued expenses), (f) all capitalized lease obligations, (g) all obligations of others secured by any Lien on property or assets owned or acquired, whether or not the obligations secured thereby have been assumed, (h) all obligations under standby letters of credit, (i) all obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and (j) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness (as defined in the preceding clauses) of any other Person.

"Intellectual Property" means all intellectual property and proprietary rights throughout the world, including all forms of intellectual property and proprietary rights, whether or not subject to registration or registered, including software, inventions (whether or not patentable or reduced to practice) and all improvements thereto, trademarks, service marks, trade names, corporate names, trade dress, logos, and other indicators of source (and the goodwill associated therewith), copyrightable works and all works of authorship (whether or not copyrightable), "moral" rights, know-how, trade secrets, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications, confidential information, testing information, research and development information, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists, and copies and tangible embodiments of any of the forgoing.

"Knowledge of Seller" or any similar phrase means the actual knowledge of Scott Saunders and knowledge that Scott Saunders would acquire upon due inquiry.

"Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

"Liabilities" means any direct or indirect liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, fine, penalty, obligation or responsibility of any kind or nature, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, known or unknown, matured or unmatured, contingent or otherwise.

"Lien" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise.

"Loss" or "Losses" means any losses, expenses, fees, costs, damages, fines, penalties, judgments, awards, financial responsibility for investigation, removal and clean-up costs and natural resource damage, actions, suit or proceedings and other Liabilities, including fees and expenses of attorneys, accountants, third-party experts and consultants, less insurance recovery, if any.

"Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

"Buyer Common Stock" has the meaning set forth in Section 2.2.

"Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

"Permitted Liens" means (i) Liens for Taxes not delinquent or being contested in good faith through appropriate proceedings, (ii) statutory landlord's, mechanic's or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the August 12, 2017 balance sheet, (iii) recorded easements, covenants and other restrictions of record.

"Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

"Real Property Leases" has the meaning set forth in Section 3.7.

"Regulation D" shall mean Rule 506 of Regulation D as promulgated under the Securities Act.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Tax" means (a) any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat (whether or not considered a tax under applicable law), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, healthcare (whether or not considered a tax under applicable law) or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for a "Tax" (as described in clause (a)) of another Person resulting from any transferee, secondary, contractual or other similar liability, or (c) any liability for a "Tax" (as described in clause (a)) of another Person assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (within the meaning of Section 1504 of the Code or any similar applicable provision of state, local or foreign law) (or being included (or required to be included) in any Tax Return relating thereto).

"Taxing Authority" means any Governmental Entity that is authorized by law to assess, levy and collect taxes.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Documents" means this Agreement, including all schedules and exhibits, the Bill of Sale, the Assignment and Assumption Agreement, and the Promissory Note.

"Transactions" means the transactions contemplated by the Transaction Documents.

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed by its duly authorized officers as of the day and year first above written.

BUYER:

HOLLISTER & BLACKSMITH, INC., *dba* AMERICAN CANNABIS COMPANY, a wholly-owned subsidiary of AMERICAN CANNABIS COMPANY, INC.

By: ______________________________
Name: Terry Buffalo
Title: Principal Executive Officer

SELLER:

MEDIHEMP, LLC
SLAM ENTERPRISES, LLC
MEDICAL CANNABIS CAREGIVERS, INC.

By: ______________________________
Name: Scott Saunders
Title: Director

EX-2.3 18 f2sammj8k031121ex2_3a.htm PROMISSORY NOTE

Exhibit 2.3 (a)

PROMISSORY NOTE

March 11, 2021
$1,100,000.00
Colorado Springs, Colorado

For Value Received, Hollister & Blacksmith, Inc., a Colorado corporation, doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company, Inc., a Delaware corporation, (together "**Maker**"), hereby unconditionally promises to pay to the order of MEDIHEMP, LLC, a Colorado limited liability Company, and Its Wholly Owned Subsidiary, Slam Enterprises, LLC, a Colorado limited liability company (together "**Payee**"), in lawful money of the United States of America and in immediately available funds, the principal sum of One Million, One Hundred Thousand US Dollars ($1,100,000), with interest on the outstanding principal amount at a simple interest rate of ten percent (10%) per annum (subject to adjustment as set forth below), or the maximum rate permissible by law, whichever is less, and calculated on the basis of a 365 day year for the actual number of days elapsed. Interest shall commence with the date hereof and shall continue on the outstanding principal balance for 1 year of execution of this promissory note ("**Note**") or until paid. The principal balance of this Note, together with the accrued interest thereon, shall be due and payable in 365 days from execution of this Note in the amount of One Million, Two Hundred Ten Thousand US Dollars ($1,210,000).

This Note is issued pursuant to the terms and conditions of that certain Asset Purchase Agreement ("**Purchase Agreement**"), dated March 11, 2021 by and between Maker and Payee). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

1. **MATURITY.** If not sooner paid, all outstanding principal and unpaid interest on this Note shall be due and payable upon the earlier to occur of (a) the date 365 days from the date hereof (the "**Maturity Date**") or (b) an Event of Default (as defined below).

2. **PREPAYMENT.** Maker may prepay any or all of the principal amount due hereunder, without penalty, at any time, together with interest accrued thereon, if any, to the date of such prepayment.

3. **TIME AND MANNER OF PAYMENT.** If any payment is due on a day other than a Business Day, all such amounts shall be due and payable on the next succeeding Business Day, together with interest up to but not including such next succeeding Business Day. For purposes of this Note, "**Business Day**" means a day (other than a Saturday or Sunday) on which banks generally are open in Colorado Springs, Colorado. All payments due and payable hereunder shall be made in US dollars no later than 12:00 PM on the date on which such payment is due. Such payments shall be made by cashier's check, certified check, or wire transfer of immediately available funds to Payee's account at a bank specified by Payee in writing to Maker from time to time.

4. **LATE FEES.** Maker shall pay to Payee a late charge of an additional five percent (5%) retroactively from the execution of this Note for any payment not received by Payee within ten (10) days after such payment is due.

5. **EVENT OF DEFAULT.** The occurrence of any of the following events shall constitute an "**Event of Default**" hereunder:

a. Failure to Pay. Maker fails to pay any amount due under this Note within three (3) days after such amount is due (the "**Cure Period**").

b. Breach of Covenants. Maker fails to observe or perform any covenant, condition, obligation, or agreement contained in this Note or the Purchase Agreement and such failure continues for ten (10) days past the Cure Period.

c. Bankruptcy; Insolvency.

i. Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

ii. An involuntary petition is filed against Maker (unless such petition is dismissed or discharged

within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Maker.

d. Judgments. One or more judgments or decrees shall be entered against Maker and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

e. Sale of Assets and Licenses: Maker sells substantially all of the Assets, or replacement assets, acquired in the Purchase Agreement. Maker sells any of the Licenses acquired in the Purchase Agreement that were issued by the Licensing Authorities, acquired in the Purchase Agreement or the Licenses are surrendered, forfeited, or revoked.

6. **REMEDIES**. Upon the occurrence of any Event of Default, Payee may elect to cause all unpaid principal, accrued interest, and other amounts owing hereunder to be immediately due, payable and collectible by Payee pursuant to applicable law. Upon the occurrence and during the continuance of any Event of Default, interest shall thereafter accrue at the rate of fifteen percent (15%) per annum. In the event of any Event of Default hereunder, Maker shall pay all reasonable attorneys' fees and court costs incurred by Payee in enforcing and collecting this Note.

7. **SECURITY INTEREST**. Maker's performance of its obligations hereunder is secured by a security interest in the collateral specified in the Security Agreement, attached to the Purchase Agreement as Exhibit 2.3 (b) (the "**Security Agreement**"), which Maker and Payee shall execute concurrently with Maker's execution of this Note.

8. **TRANSFER.** Maker may not transfer this Note without the written consent of Payee.

9. **AMENDMENT.** This Note may be amended only by a written agreement executed by Maker and Payee.

10. **GOVERNING LAW AND VENUE.** This Note and the Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, notwithstanding any conflict of laws principles that would cause the application of laws of any other jurisdiction. Any legal action or other legal proceeding relating to this Note or the Security Agreement or the enforcement of any provision of this Note or the Security Agreement shall be filed in the courts of the State of Colorado located in the City of Colorado Springs, El Paso County.

11. **USURY.** All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Payee for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.

12. **MISCELLANEOUS.** No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. Upon payment in full of all aggregate unpaid principal and interest payable hereunder, this Note shall be surrendered to Maker for cancellation.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the day and year first written above.

Hollister & Blacksmith, Inc. a Colorado corporation, doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company, Inc.

Signature:________________________
Printed Name: Terry Buffalo
Title: Principal Executive Officer

PROMISSORY NOTE

April 29, 2022
$550,000.00 Colorado Springs, Colorado

For Value Received, Hollister & Blacksmith, Inc., a Colorado corporation, doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company, Inc., a Delaware corporation, (together "**Maker**"), hereby unconditionally promises to pay to the order of MEDIHEMP, LLC, a Colorado limited liability Company, and Its Wholly Owned Subsidiary, Slam Enterprises, LLC, a Colorado limited liability company (together "**Payee**"), in lawful money of the United States of America and in immediately available funds, the principal sum of Five Hundred, and Fifty Thousand US Dollars ($550,000), with interest on the outstanding principal amount at a simple interest rate of twelve percent (12%) per annum (subject to adjustment as set forth below), or the maximum rate permissible by law, whichever is less, and calculated on the basis of a 365 day year for the actual number of days elapsed. Interest shall commence with the date hereof and shall continue on the outstanding principal balance for 1 year of execution of this promissory note ("**Note**") or until paid. The principal balance of this Note, together with the accrued interest thereon, shall be due and payable in 365 days from execution of this Note.

This Note is issued pursuant to the terms and conditions of that certain Asset Purchase Agreement, ("**Purchase Agreement**"), dated March 11, 2021, as amended on April 29, 2022 by and between Maker and Payee. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

1. MATURITY. If not sooner paid, all outstanding principal and unpaid interest on this Note shall be due and payable upon the earlier to occur of (a) the date 365 days from the date hereof (the "**Maturity Date**") or (b) an Event of Default (as defined below).

2. PREPAYMENT. Maker may prepay any or all of the principal amount due hereunder, without penalty, at any time, together with interest accrued thereon, if any, to the date of such prepayment.

3. TIME AND MANNER OF PAYMENT. If any payment is due on a day other than a Business Day, all such amounts shall be due and payable on the next succeeding Business Day, together with interest up to but not including such next succeeding Business Day. For purposes of this Note, "**Business Day**" means a day (other than a Saturday or Sunday) on which banks generally are open in Colorado Springs, Colorado. All payments due and payable hereunder shall be made in US dollars no later than 12:00 PM on the date on which such payment is due. Such payments shall be made by cashier's check, certified check, or wire transfer of immediately available funds to Payee's account at a bank specified by Payee in writing to Maker from time to time.

4. LATE FEES. Maker shall pay to Payee a late charge of an additional five percent (5%) retroactively from the execution of this Note for any payment not received by Payee within ten (10) days after such payment is due.

5. EVENT OF DEFAULT. The occurrence of any of the following events shall constitute an "**Event of Default**" hereunder:

a. Failure to Pay. Maker fails to pay any amount due under this Note within three (3) days after such amount is due (the "**Cure Period**").

b. Breach of Covenants. Maker fails to observe or perform any covenant, condition, obligation, or agreement contained in this Note or the Purchase Agreement and such failure continues for ten (10) days past the Cure Period.

c. Bankruptcy; Insolvency.

i. Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

ii. An involuntary petition is filed against Maker (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Maker.

d. Judgments. One or more judgments or decrees shall be entered against Maker and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

e. Sale of Assets and Licenses: Maker sells substantially all of the Assets, or replacement assets, acquired in the Purchase Agreement. Maker sells any of the Licenses acquired in the Purchase Agreement that were issued by the Licensing Authorities, acquired in the Purchase Agreement or the Licenses are surrendered, forfeited, or revoked.

6. REMEDIES. Upon the occurrence of any Event of Default, Payee may elect to cause all unpaid principal, accrued interest, and other amounts owing hereunder to be immediately due, payable and collectible by Payee pursuant to applicable law. Upon the occurrence and during the continuance of any Event of Default, interest shall thereafter accrue at the rate of fifteen percent (15%) per annum. In the event of any Event of Default hereunder, Maker shall pay all reasonable attorneys' fees and court costs incurred by Payee in enforcing and collecting this Note.

7. SECURITY INTEREST. Maker's performance of its obligations hereunder is secured by a security interest in the collateral specified in the Security Agreement, attached to the Purchase Agreement as Exhibit 2.3 (b) (the "**Security Agreement**"), which Maker and Payee shall execute concurrently with Maker's execution of this Note.

8. TRANSFER. Maker may not transfer this Note without the written consent of Payee.

9. AMENDMENT. This Note may be amended only by a written agreement executed by Maker and Payee.

10. GOVERNING LAW AND VENUE. This Note and the Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, notwithstanding any conflict of laws principles that would cause the application of laws of any other jurisdiction. Any legal action or other legal proceeding relating to this Note or the Security Agreement or the enforcement of any provision of this Note or the Security Agreement shall be filed in the courts of the State of Colorado located in the City of Colorado Springs, El Paso County.

11. USURY. All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Payee for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.

12. MISCELLANEOUS. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. Upon payment in full of all aggregate unpaid principal and interest payable hereunder, this Note shall be surrendered to Maker for cancellation.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the day and year first written above.

Hollister & Blacksmith, Inc. a Colorado corporation, doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company, Inc.

DocuSigned by:

Signature: Ellis Smith

FC8CD31B3E84425...

Printed Name: Ellis Smith
Title: Principal Executive Officer